Exhibit (g)(2)

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of July 18, 2011 by and between each entity listed on Annex I attached hereto (the “Fund”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.     “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

2.     “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3.     “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4.     “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5.     “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended on June 12, 2000.

6.     “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.

Model FCM

ARTICLE II.
BNY AS A FOREIGN CUSTODY MANAGER

1.     The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2.     BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3.     BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.
RESPONSIBILITIES

1.     Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian.  In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2.     For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country.  For purposes hereof, “Country Risks” shall

2

mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.
REPRESENTATIONS

1.     The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2.     BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

ARTICLE V.
CONCERNING BNY

1.     BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof.  In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

3

2.     The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

3.     For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

4.     BNY shall have only such duties as are expressly set forth herein.  In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.
MISCELLANEOUS

1.     This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2.     Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

3.     Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at Bellevue Park Corporate Center, 103 Bellevue Parkway, Wilmington, Delaware 19809 or at such other place as the Fund may from time to time designate in writing.

4.     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5.     This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have

4

to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6.     The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.     This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

EACH OF THE FUNDS OR SERIES IDENTIFIED IN ANNEX I

By:	/s/ Salvatore Faia
Title:	President
The RBB Fund, Inc.

THE BANK OF NEW YORK MELLON

By:	/s/ scott p. la vasseur
Title:	scott p. la vasseur
managing director

5

ANNEX I

Fund Name	Tax Identification

RBB Money Market Fund	51-0312196

Free Market US Equity Fund	26-0420435

Free Market International Equity Fund	26-0420511

Free Market Fixed Income Fund	26-0420807

Bear Stearns CUFS MLP Mortgage Portfolio	20-5327321

Bogle Investment Management Small Cap Growth Fund	51-0392352

Marvin & Palmer Large Cap Growth Fund	20-8312213

Perimeter Small Cap Growth Fund	20-5503973

Robeco Boston Partners All-Cap Value Fund	01-0694235

Robeco Boston Partners Long/Short Equity Fund	51-0384339

Robeco Boston Partners Small Cap Value II Fund	51-0380618

Robeco Boston Partners Long/Short Research Fund	27-3275963

Robeco WPG Small/Micro Cap Value Fund	13-2629895

SI Fund	27-3126197

Senbanc Fund	52-2165259

Schneider Small Cap Value Fund	52-2074306

Schneider Value Fund	04-3672440

Schedule I

Eligible Depositories

Country / Market	CSD	Major Changes Since Last review
Argentina	Caja de Valores S.A.	There has been no major change since our last review.
	Central de Liquidation y Registracion de Instrumentos de Endeudamiento Publico (CRYL)	There has been no major change since our last review.
Australia	ASX Settlement and Transfer Corporation Pty Ltd	There has been no major change since our last review.
	Austraclear Limited	There has been no major change since our last review.
Austria	Oesterreichische Kontrollbank AG (OeKB)	There has been no major change since our last review.
Bahrain	The Clearing, Settlement and Central Depository (CSD)	There has been no major change since our last review.
Bangladesh	Central Depository Bangladesh Limited	There has been no major change since our last review.
Belgium	Euroclear Belgium	There has been no major change since our last review.
	Banque Nationale de Belgique / Nationale Bank van België	There has been no major change since our last review.
Benin	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Bermuda	Bermuda Securities Depository (BSD)	There has been no major change since our last review.
Botswana	The Bank of Botswana	There have been no major changes since our last review.
	Central Securities Depository Company of Botswana Limited (CSDB)	There have been no major changes since our last review.
Brazil	BM&FBOVESPA – Central Securities Depository	There has been no major change since our last review.
	Central de Custodia e Liquidacao Financeira de Titulos - CETIP	There has been no major change since our last review.
	Sistema Especial de Liquidacao e de Custodia (SELIC)	There has been no major change since our last review.
Bulgaria	Tzentralen Depozitar AD (CDAD)	There has been no major change since our last review.
	Bulgarian National Bank (BNB)	There has been no major change since our last review.
Burkina Faso	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Canada	The Canadian Depository for Securities (CDS)	There has been no major change since our last review.
Chile	Depósito Central de Valores S.A.	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
China – Shanghai	China Securities Depository and Clearing Corporation Ltd Shanghai Branch	There has been no major change since our last review.
China – Shenzhen	China Securities Depository and Clearing Corporation Ltd Shenzhen Branch	There has been no major change since our last review.
Colombia	Deposito Centralizado de Valores de Colombia DECEVAL S.A.	There has been no major change since our last review.
	Depósito Central de Valores (DCV)	There has been no major change since our last review.
Costa Rica	Central de Valores, S.A.	There has been no major change since our last review.
Croatia	Središnje klirinško depozitarno društvo, d.d.	On August 3, 2009, the SKDD increased the limit applicable to contractual settlement to HRK10 million.
Cyprus	Central Securities Depository & Central Registry (CDCR)

Since January 2, 2009, income and corporate events entitlements are based on settled (i. o. traded) positions on record date.

On November 21, 2009, the Central Securities Depository & Central Registry (CDCR) successfully connected to the Link-Up Markets infrastructure.

Czech Republic	Středisko Cenných Papírů (SCP)	There has been no major change since our last review.
	Czech National Bank (CNB)	There has been no major change since our last review.
Denmark	VP SECURITIES A/S

On March 16, 2009, the CSD Vaerdipapircentralen A/S changed its name to VP SECURITIES A/S and moved to new premises. On March 30, 2009, VP SECURITIES A/S successfully connected to the Link-Up Markets infrastructure. On October 9, 2009, mandatory Central Counterparty (CCP) clearing services for on-exchange trades were introduced. Pursuant to this change, new buy-in rules and partial settlement during the last batch (batch 40) have been introduced for CCP-eligible transactions.

Egypt	Misr for Central Clearing, Depository and Registry (MCDR)	There has been no major change since our last review.
	Central Bank of Egypt	There has been no major change since our last review.
Estonia	AS Eesti Väärtpaberikeskus	There has been no major change since our last review.
Euromarket	Clearstream Banking S.A. Luxembourg	There has been no major change since our last review.
	Euroclear Bank Brussels	For certain types of instructions, Euroclear Bank has removed the overnight input deadline and extended its automatic real-time processing window.
Finland	Euroclear Finland Oy	A new mandatory CCP and buy-in procedures have been introduced for on-exchange trades.
France	Euroclear France	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
Germany	Clearstream Banking AG, (CBF)

On April 27, 2009, CBF introduced TARGET2 cash clearing in the day-time settlement process and a new CONT-SDS free-of-payment settlement cycle.

Since September 2009, DVP cross border settlement of OTC transactions in Austria, Denmark, Germany and Switzerland has been possible through CBF’s connection to Link Up Markets.

On November 9, 2009, CBF introduced the matching of free-of-payment OTC settlement instructions.

Ghana	Bank of Ghana	Trading and settlement of government securities now takes place on the OTC market.
	GSE Securities Depository Company LTD	This is the first review for this CSD.
Greece	Hellenic Exchanges S.A. Holding, Clearing, Settlement and Registry (HELEX)

On June 29, 2009, HELEX successfully connected to the Link-Up Markets infrastructure.

Several technical improvements for the settlement of OTC trades were introduced on June 29, 2009, including matching cycles every 15 minutes, a hold and release mechanism, the possibility to bilaterally cancel matched trades, additional instruction fields and the availability of additional transaction details through the CSD system.

On November 2, 2009, the “Supplementary Fund” changed into the “Clearing Fund”, with a transfer of all members contributions; a more favorable daily risk calculation algorithm was introduced and a credit line for the Clearing Fund arranged with local banks in order to reduce the contributions of the clearing members.

Trapeza tis Hellathos (Bank of Greece)

Since July 6, 2009, BrokerTec implemented a direct link with BOGS (the Bank of Greece Settlement System), thereby operating under the same model as EuroMTS.

Since November 2, 2009, failing trades (with the exception of Repo and buy-sell back trades) are recycled for ten consecutive days; and additional information concerning shortages of cash or securities, alleged transactions and matching statuses, as well as the original contractual settlement date are available through the BOGS and HDAT systems.

Guinea Bissau	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Hong Kong	Hong Kong Securities Clearing Company Limited	There has been no major change since our last review.
	Central Moneymarkets Unit	There has been no major change since our last review.
Hungary	Központi Elszámolóház és Értéktár (Budapest) Zrt. (KELER)	There has been no major change since our last review.
Iceland	Verðbréfaskráning Íslands hf. (VS)	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
India	National Securities Depository Limited	Effective December 1, 2009, all corporate bond trades are required to be cleared and settled through the clearing houses.
	Reserve Bank of India	There has been no major change since our last review.
	Central Depository Services (India) Limited	Effective December 1, 2009, all corporate bond trades are required to be cleared and settled through the clearing houses.
Indonesia	PT Kustodian Sentral Efek Indonesia (KSEI)	There has been no major change since our last review.
Bank Indonesia (BI)

Bank Indonesia has indicated that based on BI regulation No. 10/2/PBI/2008, it does not guarantee settlement and does not accept liability for reconciliation errors with the registrar and/or issuers, and force majeure events, acts of God or political events, etc.

Ireland	Euroclear UK & Ireland Limited	There has been no major change since our last review.
Israel	The Tel Aviv Stock Exchange Ltd. – The Stock Exchange Clearing House Ltd. (TASECH)	There has been no major change since our last review.
Italy	Monte Titoli S.p.A.	There has been no major change since our last review.
Ivory Coast	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Japan	The Bank of Japan (BOJ)	There has been no major change since our last review.
	Japan Securities Depository Center, Inc (JASDEC)	There has been no major change since our last review.
Jordan	Securities Depository Center	There has been no major change since our last review.
Kazakhstan	The Central Securities Depository JSC (CSD)	The CSD no longer maintains a reserve fund to cover operational losses. Any such losses would be covered from the net income or capital of the CSD.
Kenya	The National Debt Office	Government bonds are now traded on the Automated Trading System of the Nairobi Stock Exchange which is linked to the National Debt Office
	The Central Depository and Settlement Corporation Ltd (CDSC)	There has been no major change since our last review.
Kuwait	Kuwait Clearing Company S.A.K. (KCC)	There has been no major change since our last review.
Latvia	Latvijas Centralais Depozitarijs	There has been no major change since our last review.
Lebanon	Midclear - Custodian and Clearing Center of Financial Instruments for Lebanon and the Middle East	There has been no major change since our last review.
	Banque du Liban (BOL)	There has been no major change since our last review.
Lithuania	Lietuvos centrinis vertybiniu popieriu depozitoriumas (CSDL)	There has been no major change since our last review.
Luxembourg	Clearstream Banking S.A.	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
Malaysia	Bank Negara Malaysia	BNM has outsourced the operation of its depository system to MyClear, which is a fully owned subsidiary of BNM.
	Bursa Malaysia Depository Sdn Bhd	There has been no major change since our last review.
Mali	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Malta	Central Securities Depository, Malta Stock Exchange plc	There has been no major change since our last review.
Mauritius	Bank of Mauritius	There has been no major change since our last review.
	Central Depository & Settlement Co. Ltd	There has been no major change since our last review.
Mexico	S.D. Indeval, S.A. de C.V. (Indeval)	There has been no major change since our last review.
Morocco	Maroclear	There has been no major change since our last review.
Netherlands	Euroclear Nederland	There has been no major change since our last review.
New Zealand	The New Zealand Central Securities Depository Limited	There has been no major change since our last review.
Niger	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Nigeria	Central Securities Clearing System Ltd	There has been no major change since our last review.
Norway	Verdipapirsentralen ASA	The financial regulatory authority changed its name from Kredittilsynet to Finanstilsynet on December 21, 2009.
Oman	Muscat Depository & Securities Registration Company (MDSRC)	There has been no major change since our last review.
Pakistan	The State Bank of Pakistan (SBP)	There has been no major change since our last review.
	Central Depository Company of Pakistan Limited	There has been no major change since our last review.
Palestinian Autonomous Area	Clearing, Depository and Settlement Department	There has been no major change since our last review.
Peru	CAVALI S.A. ICLV	There has been no major change since our last review.
Philippines	Philippine Depository Trust Company	A new web-based depository system known as eCS was implemented in June 2009.
	The Bureau of Treasury	There has been no major change since our last review.
Poland	Register of Securities (RoS) (Centralny Rejestr Bonow Skarbowych)	There has been no major change since our last review.
	Krajowy Depozyt Papierow Wartosciowych (NDS)	The NDS has taken out insurance coverage for fidelity, operational errors, errors and omissions and computer fraud.
Portugal	Interbolsa (Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A.)	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
	Banco de Portugal (Bank of Portugal)	On March 2, 2009, SPGT, the national large value RTGS payment system, was replaced by TARGET2-PT.
Qatar	Central Clearing and Registration Department	In June 2009, the Qatar Exchange (QE) replaced the Doha Securities Market (DSM).
Romania	Depozitarul Central S.A.	There has been no major change since our last review.
	National Bank of Romania (NBR)	There has been no major change since our last review.
Russia	The National Depository Center	The NDC restructured itself as a closed joint-stock company in August 2009.
Saudi Arabia	Saudi Arabia Monetary Agency	There has been no major change since our last review.
Senegal	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Serbia	Centralni registar depo i kliring hartija od vrednosti (Central Securities Depository & Clearing House - CRHoV)	There has been no major change since our last review.
Singapore	The Central Depository (Pte) Ltd.

On August 21, 2009, the earmarking of securities for On Exchange Free of Payment (FOPT) transactions was introduced. On November 20, 2009, a uniform cut-off time of 12 p.m. on SD was introduced for DVP and FOP settlement in PSMS.

Effective December 14, 2009, the buy-in on failed deliveries occur on TD+3 (SD), instead of on T+4 (SD+1).

On November 20, 2009, an interim measure was introduced to exempt buy-ins and related penalties on failed deliveries due to securities borrowing and lending recalls.

	The Monetary Authority of Singapore (MAS)	There has been no major change since our last review.
Slovak Republic	Centrálny depozitár cenných papierov SR, a. s. (CDCP)	There has been no major change since our last review.
Slovenia	Centralna Klirinško Depotna Družba d.d. (KDD)	There has been no major change since our last review.
South Africa	Share Transactions Totally Electronic Limited (STRATE)	The money market instruments platform is being implemented.
South Korea	Korea Securities Depository	There has been no major change since our last review.
Spain	IBERCLEAR (Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.)	There has been no major change since our last review.
Sri Lanka	Central Depository Systems (Pvt) Ltd	There has been no major change since our last review.
	Central Bank of Sri Lanka	There has been no major change since our last review.
Sweden	Euroclear Sweden	A new mandatory CCP and buy-in procedures have been introduced for on-exchange trades.
Switzerland	SIX SIS Ltd	SIX Swiss Exchange Europe Ltd. closed on May 4, 2009.

Country / Market	CSD	Major Changes Since Last review
Taiwan	Taiwan Depository & Clearing Corporation	There has been no major change since our last review.
	Central Bank of the Republic of China (Taiwan)	There has been no major change since our last review.
Thailand	The Thailand Securities Depository Co., Ltd

•      The financial results of the TSD have been consolidated with the SET’s financial statements and the depository no longer publishes separate financial information.

•      Since February 15, 2010, the Thailand Clearing House Co. Ltd (TCH) has taken over the role of central counterparty from the TSD for listed equities and fixed income instruments.

Togo	Dépositaire Central/Banque de Règlement (DCBR)	There has been no major change since our last review.
Trinidad & Tobago	The Trinidad and Tobago Central Securities Depository Limited (TTCD)	There has been no major change since our last review.
Tunisia	Société Tunisienne Interprofessionnelle pour la Compensation et les Dépôts de Valeurs Mobilières (STICODEVAM)	There has been no major change since our last review.
Turkey	Central Registry Agency (CRA) Inc	There has been no major change since our last review.
	Central Bank of Turkey (CBT)	There has been no major change since our last review.
Uganda	Bank of Uganda	This is the first review for this CSD.
U.A.E.	Abu Dhabi Securities Exchange	There has been no major change since our last review.
	NASDAQ Dubai Limited	There has been no major change since our last review.
	Dubai Financial Market (DFM)	There has been no major change since our last review.
Ukraine	The National Bank of Ukraine (NBU)	There has been no major change since our last review.
	All-Ukrainian Securities Depository	In October 2009, the All-Ukrainian Securities Depository (AUSD) became the successor to the Interregional Securities Union (MFS).
United Kingdom	Euroclear UK & Ireland Limited	There has been no major change since our last review.
Uruguay	Banco Central del Uruguay (BCU)	There has been no major change since our last review.
Venezuela	Caja Venezolana de Valores (CVV)	There has been no major change since our last review.
	Banco Central de Venezuela (BCV)	There has been no major change since our last review.
Vietnam	The Vietnam Securities Depository	There has been no major change since our last review.

Country / Market	CSD	Major Changes Since Last review
Zambia	Lusaka Stock Exchange Central Shares Depository Ltd. (LuSECSD)	A segregated account structure by investor has been adopted at LuSECSD.
	The Bank of Zambia	There has been no major change since our last review.